Exhibit 10.69

[COMPANY LETTERHEAD]

[Name]

[Address]

Dear [                ],

As previously discussed, attached hereto as Annex A is a summary of the terms (the “Term Sheet”) in connection with your service as a director of Tango Holdings, Inc. (to be renamed Apollo Global Management, Inc.). This letter memorializes our agreement that this letter and the Term Sheet constitute a binding commitment on both parties. If you are in agreement with the foregoing, please so indicate by signing this letter where indicated below.

Very truly yours,
TANGO HOLDINGS, INC.
By:
Name:
Title:

Agreed to and accepted:

[                ]

Dated                     , 20

Annex A

Summary of Terms for Director

Parties:	Company: Tango Holdings, Inc. (to be renamed Apollo Global Management, Inc.), a Delaware corporation (the “Company”); and

Director: [ ] (the “Director”).

Term:	The Director [shall be elected at the annual meeting of stockholders and] shall hold office [effective [ ]] until such time that such Director’s successor is duly elected and qualified, or until such Director’s death, resignation or removal from office.

Fees and Expenses:	$[•] per year.

[Additional $[•] per year for serving as Non-Executive Chair/Lead Independent Director.][1]

Additional $[•] per year for each committee of the Board (including any committees of the Board established in the future) on which you serve as a member.

Additional $[•] per year for each committee of the Board (including any committees of the Board established in the future) on which you serve as Chairperson.

[As Non-Executive Chair/Lead Independent Director, the Director shall also serve ex officio on any committee of the Board for which the Director is not a member and the Director will receive no additional compensation for such role.][1]

The Company shall reimburse to the Director all travel expenses reasonably incurred by such Director in the proper performance of the Director’s obligations under this letter, provided that the Director supplies receipts or other evidence of such expenditures.

[1]	To be included for director serving as Non-Executive Chair or Lead Independent Director.

The Director’s expenses may include legal fees if it is necessary in the furtherance of the Director’s duties for the Director to seek independent legal advice (provided that allegations of gross negligence or willful misconduct have not been finally determined against the Director), subject to the Director having first notified the Board. Any such payment by the Company is subject to any applicable restriction under Delaware law.

[The Company shall also provide administrative assistance and office space to the Director as shall reasonably be necessary in the performance of the Director’s duties under this letter.][1]

Equity Grant:

[Initial grant – $[         ] in Restricted Share Units (“RSUs”) of the Company, subject to 3-year vesting in equal annual installments, to be granted on the first date following the Director’s appointment to the Board when the Company normally makes equity-based grants to employees.][2]

Annual grant if the Director has fully vested in the Director’s initial grant, $[         ] in [Restricted Share Units (“RSUs”)][RSUs] of the Company, subject to 1-year vesting, to be granted on the date when the Company normally makes equity-based grants to other directors.

All shares issued by the Company to the Director as compensation for services as a Director, including the [initial] grant described above and any shares issued in respect of subsequent RSU grants made as compensation for services as a Director, shall be subject to a 50% retention requirement. The Director shall no longer be subject to such retention requirement effective upon termination of service as a Director.

Duties, Time and Commitment:	Shall use reasonable best efforts to attend all convened meetings of the Board and, if requested by the Board or the Company’s management team, meetings of the stockholders of the Company.

Duties of committee members will be as set forth in the committee charters.

[2]	To be included for directors at initial appointment.

During the continuance of the Director’s appointment, the Director will be expected to:

(i) faithfully, efficiently, competently and diligently perform the Director’s duties and exercise such powers as are appropriate to the Director’s role as a non-executive director;

(ii) in so far as reasonably possible, attend all meetings of the Board and of any committees of the Board of which the Director is a member;

(iii) promptly declare, so far as the Director is aware, the nature of any interest, whether direct or indirect, in any contract or proposed contract entered into by the Company or any of its affiliates;

(iv) comply with all reasonable requests, instructions and regulations made or given by the Board (or by any duly authorized committee thereof) and give to the Board such explanations, information and assistance as the Board may reasonably require;

(v) act in the best interests of the Company; and

(vi) use commercially reasonable efforts to promote and extend the interests and reputation of the Company, including assisting the Board in relation to public and corporate affairs and bringing to bear for the benefit of the Board the Director’s particular knowledge and experience.

Since the Director is to be classified as an independent director at the time of the Director’s appointment, the Director shall promptly inform the Board of any circumstances that would likely affect such independent status.

The Director shall inform the Board prior to the Director’s appointment of any held (indirect and indirect) personal interests which may conflict with the Company and its business.

Fiduciary Obligations:	The Company is governed by Delaware law.

The structure, practices and committees of the Board, including matters relating to the size, independence and composition of the Board, the election and removal of directors, requirements relating to Board action, the powers delegated to Board committees and the appointment of executive officers, are governed by the Company’s certificate of incorporation and bylaws.

Confidential Information:	The Director agrees that both during and after the Director’s time as a director of the Company, the Director will not use for the Director’s own, or for another’s benefit, or disclose or permit the disclosure of any confidential information relating to the Company, including without limitation any information about the deliberations of the Board.

The restriction shall cease to apply to any confidential information which may (other than by reason of the Director’s breach of these terms) become available to the public generally.

The Director also agrees during the Director’s appointment that the Director will not, other than for the benefit of the Company and in connection with the Director’s service as a director, make any notes, memoranda, electronic records, tape records, films, photographs, plans, drawings or any form of record relating to any matter within the scope of the business or concerning the dealings or affairs of the Company and will return any such items at any time at the request of the Board.

The Director confirms that the Director has notified the Board in writing of all other directorships, appointments and interests, including any directorship, appointment or interest in a company, business or undertaking which competes or is likely to compete with the Company or which could otherwise potentially give rise to a conflict with the Director’s duties with the Company (a “Competing Interest”).

The Director undertakes that during the term of the Director’s appointment, the Director will promptly disclose to the Board in writing any new directorship, appointment or interest.

Indemnification:

The certificate of incorporation of the Company provides that the Company shall indemnify the Director as it pertains to the Director’s service on the board, as set forth in the certificate of incorporation.

Additionally, concurrently with the Director’s appointment, the Company shall enter into a customary indemnification agreement with the Director.

Insurance:	The Company has an insurance policy under which the directors and officers of the Company are insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under the policy in their respective capacities as directors or officers of the Company, including certain liabilities under securities laws.

Investment in Apollo Funds:	The Director’s service as a member of the Board will not prohibit the Director from investing in funds or other investments managed by the Company and its subsidiaries, as may be offered from time to time by the Company.

Miscellaneous:	This letter does not create the relationship of employee and employer between the Director and the Company. This letter constitutes the entire agreement between the Director and the Company with respect to the subject matter hereof and supersedes any prior agreement or understanding among or between them with respect to such subject matter.

Governing Law and Jurisdiction:	This appointment and the terms hereunder are governed under the laws of Delaware. The Delaware courts have non-exclusive jurisdiction to settle any dispute and the parties submit to the non-exclusive jurisdiction of the Delaware courts.

Notices:	Any notice to be given under the terms of this letter shall, in the case of notice to the Company, be deemed to be given if left at or sent by first class post or facsimile transmission (in each case, addressed to the secretary) to 9 West 57th Street, 43rd Floor, New York, NY, 10019 or by e-mail to the secretary sent to JLomm@apollo.com, or in the case of notice to the Director, if handed to such Director personally or left at or sent by first class post or facsimile transmission to such Director’s last-known address or by e-mail to such Director’s last-known e-mail address. Any such notice shall be deemed to be given at the time of its delivery or dispatch by facsimile transmission or e-mail or on the next following weekday (not being a public holiday) after it was posted.